Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL YEAR 2013 RESULTS
JASPER, IN (February 4, 2013) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $295.1 million and net income of $4.2 million, or $0.11 per Class B diluted share, for the second quarter of fiscal year 2013 which ended December 31, 2012.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	December 31, 2012	December 31, 2011	Percent Change
Net Sales	$295,136	$296,904	(1%)
Gross Profit	$55,157	$54,320	2%
Gross Profit %	18.7%	18.3%
Selling and Administrative Expenses	$49,006	$48,597	1%
Selling and Administrative Expenses %	16.6%	16.4%
Restructuring Expense	$31	$1,480	(98%)
Operating Income	$6,120	$4,243	44%
Operating Income %	2.1%	1.4%
Adjusted Operating Income *	$6,151	$5,723	7%
Adjusted Operating Income % *	2.1%	1.9%
Net Income	$4,179	$3,197	31%
Adjusted Net Income *	$4,198	$4,087	3%
Earnings Per Class B Diluted Share	$0.11	$0.09	22%
Adjusted Earnings Per Class B Diluted Share *	$0.11	$0.11	0%
* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•
Consolidated net sales in the second quarter of fiscal year 2013 decreased 1% from the prior year second quarter as increased net sales in the Electronic Manufacturing Services (EMS) segment were more than offset by lower net sales in the Furniture segment. The Furniture segment saw growth in several market verticals offset by a double digit decline in office furniture sales to the federal government and a decline in hospitality furniture sales due to the prior year including sales from two unusually large projects.

•
Second quarter gross profit as a percent of net sales improved 0.4 percentage points from the prior year second quarter on improved margins in both the EMS segment and the Furniture segment. The Company recorded a $1.1 million inventory reserve in the EMS segment in the second quarter of fiscal year 2013 relating to a customer that notified the Company they are going out of business. Sales to this customer were immaterial.

•
Consolidated second quarter selling and administrative expenses increased 1% compared to the prior year. Lower sales and marketing costs and lower commissions related to the volume declines in the Furniture segment were more than offset by increased incentive compensation costs.

•
Other Income/Expense for the second quarter of fiscal year 2013 was expense of $1.4 million compared to income of $1.4 million in the prior year second quarter. During the current year second quarter, the Company recorded a non-cash pre-tax impairment charge of $1.5 million on an investment in non-marketable equity securities and stock warrants of a privately-held company.

•
The Company's effective tax rate for the second quarter of fiscal year 2013 was 12.3% compared to 43.8% in the prior year second quarter. The current year effective tax rate was favorably impacted by the mix of earnings between U.S. and foreign jurisdictions as the Company had a greater share of income from foreign operations with lower tax rates.

•	Operating cash flow for the second quarter of fiscal year 2013 was a cash inflow of $20.5 million compared to an operating cash inflow of $7.8 million in the second quarter of the prior year.

•
The Company's cash and cash equivalents increased to $88.1 million at December 31, 2012, compared to $75.2 million at June 30, 2012. The Company had no short-term borrowings outstanding at December 31, 2012 or June 30, 2012. Long-term debt including current maturities remains at less than $0.3 million.

James C. Thyen, President and Chief Executive Officer, stated, "We were very pleased with the strong second quarter results in spite of the earnings charges for the customer that notified us they are going out of business and the impaired investment in a start-up company. These two charges had an after-tax impact of 4 cents per share and offset nice progress in the EMS segment. During the second quarter, our EMS segment continued its trend of gaining traction with double-digit sales growth and improved margins. We again saw sales growth to customers in the automotive market during the quarter as the overall U.S. automotive industry experienced steady growth in calendar year 2012. Sales to the industrial and public safety vertical markets also increased compared to last year partially resulting from the ramp up of sales to new customers. Quote activity in this segment has been strong, and we are optimistic in this segment going into the second half of our fiscal year."

Mr. Thyen concluded, "Sales in the Furniture segment declined compared to last year primarily due to lower office furniture sales to the federal government, and the effect of higher sales in hospitality furniture last year resulting from two unusually large projects. We were encouraged, though, by a 7% increase in orders received during the quarter over last year. This increase is in spite of a continued decline in orders from the federal government and continued fiscal uncertainty in Washington, D.C. which has caused customers to delay implementation of planned projects. We are heading into the normal seasonal slowdown within the office furniture industry and anticipate our third quarter to again be challenging. We continue to aggressively manage our costs to align with the fluctuating volumes within this segment."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	December 31, 2012	December 31, 2011	Percent Change
Net Sales	$164,181	$148,112	11%
Operating Income	$4,996	$225	2,120%
Operating Income %	3.0%	0.2%
Adjusted Operating Income *	$5,025	$1,680	199%
Adjusted Operating Income % *	3.1%	1.1%
Net Income	$3,932	$315	1,148%
Adjusted Net Income *	$3,950	$1,189	232%
* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•
Fiscal year 2013 second quarter net sales in the EMS segment increased 11% compared to the second quarter of the prior year related to sales growth to customers in the automotive, industrial and public safety industries. Sales to customers in the medical industry declined in the second quarter compared to the prior year.

•
Gross profit as a percent of net sales in the EMS segment for the second quarter of fiscal year 2013 improved 2.1 percentage points when compared to the second quarter of the prior year primarily due to leverage gained on the higher revenue as well as benefits realized from global purchasing efforts and operating efficiencies related to continuous improvement initiatives. As mentioned above, second quarter fiscal year 2013 gross profit was unfavorably impacted by a $1.1 million inventory reserve relating to a customer that announced they are going out of business.

•
Selling and administrative expenses in this segment increased 12% in the fiscal year 2013 second quarter when compared to the prior year primarily due to increased incentive compensation costs related to the significant improvement in earnings. As a percent of net sales, selling and administrative costs in the EMS segment increased 0.1 percentage point.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	December 31, 2012	December 31, 2011	Percent Change
Net Sales	$130,955	$148,792	(12%)
Operating Income	$1,939	$5,401	(64%)
Operating Income %	1.5%	3.6%
Net Income	$1,504	$3,438	(56%)

•
Fiscal year 2013 second quarter net sales in the Furniture segment declined 12% compared to the prior year on decreased net sales of both hospitality and office furniture. Sales of hospitality product were lower in the second quarter of the current year primarily due to two unusually large projects that began shipping in the second quarter of last year. Sales of office furniture product to the federal and state governments lagged prior year with the largest decline to the federal government.

•
Gross profit as a percent of net sales improved 0.7 percentage points in the Furniture segment in the second quarter of fiscal year 2013 when compared to the prior year as benefits realized from price increases and lower commodity costs were partially offset by the loss of leverage from the lower revenue.

•
Selling and administrative expenses in the Furniture segment for the second quarter of fiscal year 2013 declined 1% compared to the prior year as lower sales and marketing costs and lower commission costs due to the decline in revenue were partially offset by higher incentive compensation costs.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures on a consolidated basis used within this release include 1) operating income excluding restructuring charges, 2) net income excluding restructuring charges, and 3) earnings per Class B diluted share excluding restructuring charges. The non-GAAP financial measures on a segment basis used within this release include 1) operating income excluding restructuring charges and 2) net income excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans. Excluding the restructuring charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2012 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	February 4, 2013
Time:	11:00 AM Eastern Time
Dial-In #:	800-510-0146 (International Calls - 617-614-3449)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 18, 2013.

Replay Dial-In #:	888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:	67616296

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the second quarter ended December 31, 2012 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2012		December 31, 2011
Net Sales	$295,136	100.0%	$296,904	100.0%
Cost of Sales	239,979	81.3%	242,584	81.7%
Gross Profit	55,157	18.7%	54,320	18.3%
Selling and Administrative Expenses	49,006	16.6%	48,597	16.4%
Restructuring Expense	31	0.0%	1,480	0.5%
Operating Income	6,120	2.1%	4,243	1.4%
Other Income (Expense), net	(1,357)	(0.5%)	1,442	0.5%
Income Before Taxes on Income	4,763	1.6%	5,685	1.9%
Provision for Income Taxes	584	0.2%	2,488	0.8%
Net Income	$4,179	1.4%	$3,197	1.1%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.11		$0.08
Class B	$0.11		$0.09
Diluted Earnings Per Share:
Class A	$0.11		$0.08
Class B	$0.11		$0.09

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,077		37,891
Diluted	38,295		37,979

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2012		December 31, 2011
Net Sales	$583,326	100.0%	$567,539	100.0%
Cost of Sales	472,964	81.1%	466,249	82.2%
Gross Profit	110,362	18.9%	101,290	17.8%
Selling and Administrative Expenses	97,244	16.7%	94,565	16.6%
Restructuring Expense	91	0.0%	1,593	0.3%
Operating Income	13,027	2.2%	5,132	0.9%
Other Income (Expense), net	(1,070)	(0.2%)	240	0.0%
Income Before Taxes on Income	11,957	2.0%	5,372	0.9%
Provision for Income Taxes	2,817	0.4%	2,321	0.4%
Net Income	$9,140	1.6%	$3,051	0.5%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.23		$0.07
Class B	$0.24		$0.08
Diluted Earnings Per Share:
Class A	$0.22		$0.07
Class B	$0.24		$0.08

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,047		37,863
Diluted	38,469		37,973

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2012	2011
Net Cash Flow provided by Operating Activities	$29,962	$1,185
Net Cash Flow used for Investing Activities	(13,394)	(15,380)
Net Cash Flow used for Financing Activities	(4,010)	(3,966)
Effect of Exchange Rate Change on Cash and Cash Equivalents	336	(1,651)
Net Increase (Decrease) in Cash and Cash Equivalents	12,894	(19,812)
Cash and Cash Equivalents at Beginning of Period	75,197	51,409
Cash and Cash Equivalents at End of Period	$88,091	$31,597

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2012	June 30, 2012
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$88,091	$75,197
Receivables, net	127,543	139,467
Inventories	137,306	117,681
Prepaid expenses and other current assets	38,511	44,636
Assets held for sale	1,709	1,709
Property and Equipment, net	188,853	186,099
Goodwill	2,529	2,480
Other Intangible Assets, net	5,703	6,206
Other Assets	23,072	22,041
Total Assets	$613,317	$595,516

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$17	$14
Accounts payable	144,777	137,423
Dividends payable	1,862	1,843
Accrued expenses	46,305	48,460
Long-term debt, less current maturities	268	273
Other	23,143	21,275
Share Owners' Equity	396,945	386,228
Total Liabilities and Share Owners' Equity	$613,317	$595,516

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
(Amounts in Thousands)	2012	2011	2012	2011
Interest Income	$121	$100	$231	$220
Interest Expense	(8)	(7)	(15)	(16)
Foreign Currency/Derivative Gain (Loss)	(124)	378	(516)	1,152
Gain (Loss) on Supplemental Employee Retirement Plan Investment	283	1,087	986	(875)
Impairment Loss on Privately-Held Investment	(735)	—	(735)	—
Loss on Stock Warrants	(751)	(11)	(752)	(41)
Other Non-Operating Expense	(143)	(105)	(269)	(200)
Other Income (Expense), net	$(1,357)	$1,442	$(1,070)	$240

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Restructuring Charges
	Three Months Ended
	December 31,
Kimball International, Inc.	2012	2011
Operating Income, as reported	$6,120	$4,243
Pre-tax Restructuring Charges	31	1,480
Adjusted Operating Income	$6,151	$5,723

Electronic Manufacturing Services Segment
Operating Income, as reported	$4,996	$225
Pre-tax Restructuring Charges	29	1,455
Adjusted Operating Income	$5,025	$1,680

Net Income excluding Restructuring Charges
	Three Months Ended
	December 31,
Kimball International, Inc.	2012	2011
Net Income, as reported	$4,179	$3,197
After-tax Restructuring Charges	19	890
Adjusted Net Income	$4,198	$4,087

Electronic Manufacturing Services Segment
Net Income, as reported	$3,932	$315
After-tax Restructuring Charges	18	874
Adjusted Net Income	$3,950	$1,189

Earnings Per Class B Diluted Share excluding Restructuring Charges
	Three Months Ended
	December 31,
	2012	2011
Earnings per Class B Diluted Share, as reported	$0.11	$0.09
Impact of Restructuring Charges per Class B Diluted Share	0.00	0.02
Adjusted Earnings Per Class B Diluted Share	$0.11	$0.11